UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of report (Date of earliest event reported):  March 15, 2005

Stonepath Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16105	65-0867684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Market Street, Suite 1515 Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 979-8370

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

     Stonepath Group, Inc. (the “Company”) has breached certain covenants in the Loan and Security Agreement dated as of May 15, 2002 (as amended to date, the “Loan Agreement”) between LaSalle Business Credit, LLC (the “Lender”), the Company, and the subsidiaries of the Company identified therein. One of the covenants required the Company, Stonepath Logistics Domestic Services, Inc., and Stonepath Logistics International Services, Inc. to have specified EBITDA amounts for the fourth quarter of 2004 which they did not meet. The other covenant required the Company to deliver to the Lender certain financial statements as at and for the period ended January 31, 2005 and a compliance certificate which the Company has not timely provided.

     The Company has requested a waiver of its breach of these covenants in connection with the preparation of its financial statements for the year ended December 31, 2004. The Lender has not taken any action to accelerate the indebtedness under the Loan Agreement and has waived the Company’s compliance with those covenants.

     As a result of the Company’s breach of the covenants of the Loan Agreement and the cross default provisions of a Master Lease Agreement dated June 6, 2003 (the “Master Lease”) with LaSalle National Leasing Corporation (the “Lessor”), the Lessor has provided the Company with a notice of a default under the Master Lease (the “Notice of Default”). The Notice of Default declared the Lease to be in default and accelerated the present value of amounts due under the Master Lease, a total of $1,400,945.82. The Lessor has waived the default under the terms of a Waiver and Rider to the Master Lease which requires the Company to pay $1,400,945.82 to the Lessor on or before March 31, 2005.

     Prior to its receipt of the Notice of Default, the Company was in the process of negotiating the terms of a $30,000,000 credit facility to replace the Loan Agreement. While those negotiations are continuing in the ordinary course, there is no assurance that those negotiations will be successfully concluded or that they will be concluded in time to fund the payment required by the Lessor’s waiver.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.

Date: March 18, 2005	By:	/s/ Thomas L. Scully
Thomas L. Scully,
Chief Financial Officer